Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT: MONIQUE SKRUZNY
(954) 689-3119 TEL.
AOLAIRR@AOL.COM

AOL LATIN AMERICA ANNOUNCES RESULTS FOR THIRD QUARTER OF 2004

FORECAST FOR AVAILABLE CASH EXTENDED INTO THE THIRD QUARTER OF 2005

FORT LAUDERDALE, Fla., Nov. 9, 2004 - America Online Latin America, Inc. (Nasdaq: AOLA) today announced that its net loss applicable to common stockholders for the quarter ended September 30, 2004, narrowed 17% from $28.6 million to $23.6 million and cash used in operating activities declined 67% from $9.5 million to $3.1 million from the same period a year ago. Net loss applicable to common stockholders narrowed by 12% from $26.9 million in the second quarter of 2004 and cash used in operating activities increased by 35% from $2.3 million during the same period.

Based on these results and its current operating budget, the Company has extended its forecast for available cash and believes that cash on hand will now be sufficient to fund operations into the third quarter of 2005.

Third-Quarter Results

The Company’s third-quarter 2004 net loss applicable to class A common stockholders, which includes dividends to preferred stockholders, was $23.6 million, or $0.17 per class A common share, basic and diluted, compared with a loss of $28.6 million, or $0.21 per share, in the same period a year ago. This third quarter 2004 loss also compares with a second quarter 2004 net loss applicable to common stockholders of $26.9 million, or $0.20 per share.

AOL Latin America’s net loss before dividends on preferred stock was $19.3 million in the third quarter of 2004, narrowing from a net loss of $24.2 million in the prior-year period and a net loss of $22.8 million in the second quarter of 2004.

Total revenue was $12.8 million in the third quarter of 2004, down 21% from $16.3 million in the third quarter of 2003 but up slightly from $12.7 million in the second quarter of 2004. Subscription revenue totaled $11.6 million, down 21% from $14.8 million in the year-ago period and down 3% compared to $12.0 million in the second quarter of 2004. Reduced membership resulted in lower subscription revenues. Advertising and other revenue totaled $1.2 million in the 2004 third quarter, down 23% from $1.5 million in the year-ago period but up 58% from $728,000 in the second quarter of 2004. The Company expects total revenue to decrease further in the fourth quarter of 2004 as a result of continued declines in membership.

Membership

The Company had 400,000 members as of September 30, 2004, down from 418,000 members as of June 30, 2004. The decline in membership was driven by lower levels of new member registrations, which were insufficient to offset membership turnover. New member registrations continue to be negatively impacted by strong price competition from providers of free and paid Internet services in Brazil and Mexico. They were also impacted in the third quarter by the general banking strike in Brazil, which slowed new-member acquisition efforts through the Banco Itau channel. The Company expects a smaller membership decline in the fourth quarter of 2004.

As with the Company’s previous membership reports, the 400,000 membership total includes members participating in free trial periods and retention programs, as well as members of the Banco Itau service. Totals include members of the AOL country services, Web-based interactive services and broadband offerings. As of September 30, 2004, approximately 19% of the membership total subscribed to the Company’s Web-based interactive services and 8.5% subscribed to the Company’s broadband service.

Cash Utilization

Cash used in operating activities in the third quarter of 2004 was $3.1 million, down 67% from $9.5 million used in the third quarter of 2003 but an increase of 35% from $2.3 million in the second quarter of 2004. The improvement in cash used in operating activities as compared to the year-ago period was achieved largely as a result of the Company’s reduced losses, driven primarily by lower marketing and telecommunications costs as well as improved working capital performance.

Cash and cash equivalents totaled $26.3 million as of September 30, 2004, compared with $27.9 million at the end of the second quarter of 2004, a net decrease of $1.6 million. As in recent quarters, the Company’s cash and cash equivalents position benefited from a payment from Banco Itau to the Company in lieu of certain marketing activities. AOL Latin America received $1.1 million from Banco Itau in the 2004 third quarter, representing the current quarter’s payment and a partial prepayment for the fourth quarter. The Company expects to continue to receive payments from Banco Itau in the future, although in smaller amounts. AOL Latin America also received $777,000 from McDonald’s in Brazil for its failure to meet August 2004 contractual targets as part of the joint McInternet initiative. Total cash utilization in the fourth quarter of 2004 and in future quarters is expected to be greater than the third quarter’s, which benefited from the McDonald’s and Banco Itau payments.

The Company believes that under its current operating budget, cash on hand will now be sufficient to fund operations into the third quarter of 2005.

Management Comments

Charles Herington, President and CEO of AOL Latin America, said: “AOL Latin America’s two areas of focus during the third quarter continued to be cash preservation and serving the needs of our members. Reduced losses and the current operating budget have allowed us to extend our forecast for available cash into the third quarter of 2005. Regarding our interactive services, in Mexico the new AOL 9.0 software launch has been well-received. The Company’s broadband offerings also continue to attract members, highlighted by the third-quarter launch in Brazil of a new broadband service designed specifically for small businesses.”

Nine-Month Results

For the first nine months of 2004, the Company’s net loss applicable to class A common stockholders was $71.5 million, or $0.53 per share of class A common stock, basic and diluted, compared with a loss of $89.7 million, or $0.68 per share, for the first nine months of 2003. Total revenue was $39.5 million in the first nine months of 2004, which compares with $50.3 million in the year-ago period. Subscription revenue totaled $37.1 million, compared with $45.6 million in the prior-year period, and advertising and other revenue was $2.4 million vs. $4.7 million a year ago.

About AOL Latin America

America Online Latin America, Inc. (Nasdaq: AOLA) is the exclusive provider of AOL-branded services in Latin America. America Online, Inc., a wholly owned subsidiary of Time Warner Inc. (NYSE:TWX), and the Cisneros Group of Companies are AOL Latin America’s principal stockholders. Banco Itau, a leading Brazilian bank, is also a minority stockholder of AOL Latin America. The Company combines the technology, brand name, infrastructure and relationships of America Online, the world’s leader in branded interactive services, with the relationships and regional experience of the Cisneros Group of Companies, one of the leading media groups in the Americas. The Company currently operates services in Brazil, Mexico and Argentina and serves members of the AOL-branded service in Puerto Rico.

Safe Harbor

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding (i) our expectation that cash on hand will allow us to continue to finance operations into the third quarter of 2005, (ii) future membership and revenue levels, (iii) future payments that we may receive from Banco Itaù if we continue to request that Banco Itaù pay us in lieu of conducting marketing activities, and (iv) future cash utilization. These forward-looking statements are subject to a number of risks and uncertainties, which are described in Our Annual Report on Form 10-K for the period ended December 31, 2003, and from time to time in other reports we file with the SEC, as well as the following risks and uncertainties: our limited cash position, the impact our continued losses will have on our ability to finance our operations, our declining membership base, the actions of our competitors and the impact of increased competition, currency exchange rates, our ability to attract and retain members, uncertainty relating to our ability to convert our subscribers into paying subscribers, macroeconomic developments in Brazil, Mexico and Argentina and our ability to penetrate our markets. Actual results could differ materially from those described in the forward-looking statements.

AOL Latin America
Press Release Financial Information

AMERICA ONLINE LATIN AMERICA, INC.
OPERATING INFORMATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
	(In Thousands, Except Per Share Information)
	Unaudited		Unaudited
Consolidated Condensed Operating Results and EPS
Revenues:
Subscriptions	$11,649	$14,778	$37,101	$45,600
Advertising and commerce	1,152	1,502	2,429	4,660

Total revenues	12,801	16,280	39,530	50,260

Costs and Expenses:
Cost of revenues	(8,119)	(12,882)	(26,120)	(44,405)
Sales and marketing	(13,420)	(16,450)	(37,945)	(50,401)
General and administrative	(6,264)	(6,286)	(18,309)	(20,092)
Impairment of Argentina VAT receivable	—	—	(4,009)	—

Total costs and expenses	(27,803)	(35,618)	(86,383)	(114,898)

Loss from operations	(15,002)	(19,338)	(46,853)	(64,638)
Other expense, net	(4,316)	(4,825)	(12,594)	(13,723)

Loss before income taxes	(19,318)	(24,163)	(59,447)	(78,361)
Income tax (provision) benefit	(29)	3	(88)	1

Net loss	(19,347)	(24,160)	(59,535)	(78,360)
Less: dividends on Series B and C preferred shares	(4,259)	(4,435)	(12,008)	(11,349)

Net loss applicable to common stockholders	$(23,606)	$(28,595)	$(71,543)	$(89,709)

Loss per common share, basic and diluted	$(0.17)	$(0.21)	$(0.53)	$(0.68)

Weighted average common shares outstanding	135,257	135,136	135,242	132,144

AMERICA ONLINE LATIN AMERICA, INC.
BALANCE SHEETS (In thousands)

	As of
	September 30,	December 31,
	2004	2003
	Unaudited	Audited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,898	$32,633
Short-term money market investments	446	268

Total cash and cash equivalents	26,344	32,901
Trade accounts receivable, net of allowances	1,519	2,267
Other receivables	347	243
Prepaid expenses and other current assets	7,130	8,796

Total current assets	35,340	44,207
Property and equipment, net	2,781	4,771
Investments, including securities available-for-sale	604	194
Product development costs and other intangible assets, net	30	50
Other assets	1,175	6,517

TOTAL ASSETS	$39,930	$55,739

LIABILITIES AND CAPITAL DEFICIENCY
CURRENT LIABILITIES
Trade accounts payable	$2,260	$3,264
Payables to affiliates	4,457	1,349
Accrued expenses and other current liabilities	19,526	22,586

Total current liabilities	26,243	27,199
Senior convertible notes	160,000	160,000
Deferred revenue and other non-current liabilities	1,159	1,499

Total liabilities	187,402	188,698

CAPITAL DEFICIENCY
Preferred stock, common stock and additional paid-in capital, net of unearned services and accumulated other comprehensive loss	764,679	719,658
Accumulated deficit	(912,151)	(852,617)

Total capital deficiency	(147,472)	(132,959)

TOTAL LIABILITIES AND CAPITAL DEFICIENCY	$39,930	$55,739

CONSOLIDATED CONDENSED CASH FLOW INFORMATION (in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
	Unaudited		Unaudited
OPERATING ACTIVITIES
Net loss	$(19,347)	$(24,160)	$(59,535)	$(78,360)
Net operating activity	16,235	14,701	49,302	39,711

Net cash used in operating activities	(3,112)	(9,459)	(10,233)	(38,649)
Net cash used in investing activities	(12)	(349)	(115)	(1,041)
Net cash provided by financing activities	1,072	2,670	3,550	2,670

Effect of exchange rate changes on cash and cash equivalents	531	377	241	682

Net decrease in cash and cash equivalents	(1,521)	(6,761)	(6,557)	(36,338)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	27,865	45,924	32,901	75,501

CASH AND CASH EQUIVALENTS, END OF PERIOD	$26,344	$39,163	$26,344	$39,163